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Exhibit 10.7

        The eWAN network design is among the most advanced in the industry. Built entirely on Next Generation Ethernet Gear, it is less costly and faster to deploy than existing legacy Telcos equivalents. At present, eWAN is the only midsize ISP offering, "wire-speed" networking in every device, at every access point. Each one of our access centers is connected to the internet through multiple, diverse, ultra-fast Long-Haul Ethernet and OC-192 circuits that scale up 10 Gb/s (10 Gigabits per second) of data throughput.

        eWAN has also developed strategic alliances and agreements with leading organizations that share our commitment to developing detailed solutions and unparalleled services. Each of these strategic relationships leverages eWAN's extensive expertise in solving problems, and creating sustainable competitive advantage for our customers' individual needs.

PART 1: GENERAL BUSINESS METHODOLOGY OF eWAN

1.01    Description of eWAN in the Wide Area Networking Market

        eWAN has established strategic relationships with several national communications carriers that provide eWAN with access to transit on their respective network backbones and last-mile connectivity routes. Additionally, eWAN co-locates next generation switching/routing hardware within the infrastructure of these providers and employs network applications and protocols that allow us to differentiate services and guarantee service quality, while providing unmatched flexibility, scalability, and carrier-class reliability.

1.02    eWAN's Relationships With National Carriers and Last-Mile Providers

        eWAN has strategic partnerships with the following providers of national fiber optic transit, location space and last-mile connectivity:

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  Cogent: Owns 12,400 miles of fiber-optic network consisting of a national, non-blocking OC-192 backbone and multi OC-48 Metropolitan Area Networks (MANs) located in all major U.S. cities. Cogent takes the best systems, suppliers, technologies, and business processes and blends them in new ways to deliver Internet access at unsurpassed speeds.

Cogent Public Peering Agreements in place (partial list)

MAB-West ATM San Jose, CA MAE-East ATM Vienna, VA MAE Central ATM Dallas, TX Ameritech NAP Chicago, IL PacBell NAP San Francisco, CA LAIIX Los Angeles, CA Sprint NAP P—ken, NJ	PAIX Palo Alto, CA PAIX-VA, SEA, ATL, LA, GA, CA NYIIX New York, NY San Diego NAP La Jolla, CA NAP of America Miami, FL Yahoo San Jose, CA UUNet Multiple point

        Additionally there are over a100 Private agreements that are in place.

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  Level 3 Communications: A communications and information services company offering a wide selection of IP-based services including broadband transport, no-location services and sub-marine transmission services. The Level 3 Network includes metropolitan networks in 56 U.S. markets and 21 international markets connected by an approximately 16,000-mile U.S. intercity (long-distance) network, an approximately 4,750 mile European intercity network and both transpacific and transatlantic undersea cables.

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  UUNet Communications: UUNet in an Internet communications company whose growing range of advanced Internet application and services are delivered—and enabled—by one of the most advanced networks on earth. The UUNet network is built with the industry's most advanced technologies. It offers 10 gigabit, OC-192 speed and is constructed on a "self-healing" SONET ring Internet Protocol architecture.

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  XO Communications: An integrated communications provider delivering voice, data and Internet solutions nationwide. XO has deployed and continues to enhance its premier next-generation fiber network and award-winning IP backbone. The fiber optics being deployed in XO network utilize state-of-the-art, non-zero dispersion shifted fiber that enables the support of the most advanced technologies.

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  Pihana Pacific: Is a neutral data center that serves the whole Internet community by combining secure, world-class collocation facilities with state-of-the-art, integrated Internet exchanges.

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  Focal Communications, and AT&T: Are North American providers of DSL-based, broadband communication services to businesses and consumers serving all major Metropolitan Statistical Areas (MSAs). These combined networks currently cover more that 40 million homes and businesses. Services now reach more than 65 percent of all US homes and 75 percent of all US businesses.

1.03    eWAN's Deployment of Edge Switching/Routing Solutions

        eWAN has recognized that service flexibility throughout the network is a crucial measure of success and has thus chosen an end-to-end wire-speed hardware solution in building our edge network. The following switching and routing hardware has been chosen by eWAN to ensure that its network has the flexibility to support more than one service.

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  Unisphere Network            - Edge Routing Switch sets us apart from the competition by handling all our demanding, carrier-class needs. With wire-speed performance on all interfaces, sophisticated routing capabilities, strong reliability and unparalleled density, the ERX is a superior choice for our network. The product delivers next-generation ASIC architecture and features to enable leading-edge IP service delivery such as Quality of Service (QoS) and it's the only Edge Routing Switch with support for Multiprotocol Label Switching (MPLS) that combines Layer 2 virtual circuit advantages with Layer 3 scalability. wwwunispherenetworks.com.

PART 4: RESPONSIBILITIES OF VITALSTREAM

        In order to successfully complete the project to the standards and satisfaction of VitalStream, eWAN will require that the following items be the responsibility of VitalStream.

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  General LAN network requirements network requirements and configurations such as: IP addresses and DNS servers, Gateways, E-mail configurations.

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  Facility access for designated eWAN representatives during and after normal business hours when needed.

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  Reasonable prior notification of delays or circumstances not caused by eWAN that may impact the execution or timeliness of the work eWAN performs.

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  Details on any special directions or requirements for the VitalStream locations.

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  Prior notification to eWAN if or when any party other than eWAN will use, configure, install applications, or otherwise alter any of the installation or configuration that eWAN has performed at the VitalStream location.

PROVISIONING AND SETUP

        The pricing below represents eWAN's monthly and one time installation charge to VitalStream for connectivity and turn-up.

        [Pricing Information in the following table is omitted pursuant to Rule 24b-2, filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

PacBell GigaMan	[omitted] MRC	[omitted] NRC
200 Mb of Bandwidth	[omitted] Mb	[omitted] MRC

        This Service Level Agreement is a part of the contract between VitalStream and eWAN.

1.  SERVICE COMMITMENT

        eWAN is committed to providing a reliable, high-quality network to support its high-speed Internet access service. As part of this commitment, eWAN is pleased to offer VitalStream the following guarantees:

A.  Installation

        eWAN guarantees that Internet connectivity will be installed within thirty (30) days after an order has been accepted and entered into eWAN's provisioning system by its Account Coordination team.

        VitalStream or its representative must cooperate with eWAN in the installation process; including accurate completion of an order form containing detailed demarcation information and other onsite contact listings. Changes in an order made by or on behalf of VitalStream or the occurrence of events outside the reasonable control of eWAN, such as Force Majeure, may result in delays for which eWAN is not responsible hereunder.

2.  GUARANTEES

        A.  Network Availability Guarantee

        EWAN guarantees 99.99% Network Availability, as measured below. Network Availability is calculated from the ingress to and egress from eWAN's Network.

        B.  Network Latency Guarantee

        EWAN's network carries packets with an average Network Latency over a one-month period of less that 75 milliseconds. EWan monitors aggregate latency within eWAN's network by monitoring round-trip times between routers on eWAN's network at regular (normally 5 minute) intervals. "Network Latency" (or "Round trip time") is defined as the average time taken for an IP packet to make a round trip between routers on eWAN's network. After being notified by VitalStream of Network Latency in excess of 75 milliseconds, eWAN will use commercially reasonable efforts to determine the source of such excess Network Latency and to correct such problem to the extent that the source of the problem is on eWAN's network.

        C.  Packet Delivery Guarantee

        eWAN's network has an average monthly Packet Loss of 0.1% (or successful delivery of 99.9% of packets). EWAN monitors aggregate packet loss within eWAN's network on an ongoing basis and compiles the collected data into a monthly average packet loss measurement for eWAN's Network. "Packet Loss" is defined as the percentage of packets that are dropped within eWAN's network. It is measured by comparing packet counts transmitted and received between router pairs on eWAN's network. After being notified by VitalStream of Packet Loss in excess of 0.1%, eWAN will use commercially reasonable efforts to determine the source of such excess Packet Loss and to correct such problem to the extent that the source of the problem is on eWAN's network.

3.  DEFINITIONS

        "Force Majeure" means acts beyond the reasonable control of eWAN, including, but not limited to, acts of God, fire, explosion, vandalism, natural disasters, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States Government or state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority, national emergencies, insurrections, riots, wars, strikes, lock-outs or work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays.

        "eWAN's Network" means the telecommunications/data communications network and network components owned, operated or controlled by eWAN, including eWAN's national fiber backbone, its metropolitan fiber networks, and the eWAN-owned equipment connected to such fiber. Where eWAN provides service to a building through its own facilities, eWAN's Network includes those facilities. EWAN's network does not include VitalStream premises equipment or any networks or network equipment not operated and controlled by eWAN.

        "Network Unavailability" consists of the number of minutes that eWAN's Network was not available to VitalStream and includes the number of minutes that eWAN's Network was unavailable associated with any non-Scheduled Maintenance to eWAN's Network. Network Unavailability will not include Scheduled Maintenance, or any unavailability resulting from: (a) problems with or maintenance on VitalStream applications, equipment or facilities; (b) acts or omissions of VitalStream or and authorized user; (c) unavailability caused by companies other than eWAN,; or (d) Force Majeure.

        "Scheduled Maintenance" shall mean any maintenance of eWAN's Network (or portion thereof) to which VitalStream's router is connected that is performed during a standard maintenance window from 3:00 a.m. to 7:00a.m. (local time of the eWAN Hub to which VitalStream's circuit is connected). VitalStream's will be notified via Email two business days in advance of any scheduled maintenance. In most cases, maintenance performed will not take the full configuration window; however, eWAN will inform VitalStream as to anticipated duration in the maintenance notification Email.

4.  SERVICE CREDIT CLAIM PROCESS

        VitalStream will be notified via e-mail upon resolution of the request. If rejected, the notification will specify the basis for rejection. If approved, eWAN will issue Service Credit to VitalStream's account, appearing on the next invoice issued. Multiple Service Credits will no be given for the same period of time, i.e. failure to meet multiple criteria during a period of time generates only a single Service Credit. The total number of Service Credits for problems occurring in a month may not exceed the Monthly Recurring charge actually paid by VitalStream for service during that month. Service Credits will be credited against a VitalStream's monthly payment for Monthly Recurring Charges and may not be received in the form of a refund.

        In the event of eWAN network unavailability VitalStream may receive Service Credit, calculated monthly as an aggregate of all Service Unavailability events in accordance with the following:

Service unavailable less than 15 minutes	No Service Credit
Service unavailable 15 minutes to less than 1 hour	1 hour credit
Service unavailable 1 hour or more	Credit equal to number of hours unavailable

        A credit will be given only for those outages that were reported to eWAN at the time of the outage. An outage is measured from the time it is reported to the time it is resolved.

        The Guarantees and Service Credits provided for in this Service Level Agreement assume compliance by with the terms and conditions of its agreement with eWAN, and the failure of VitalStream to comply with those terms and conditions of its agreement with eWAN, and the failure of VitalStream to comply with those terms and conditions may invalidate eWAN's guarantees provided herein. No credit is available for a VitalStream (a) that is blocking eWAN from monitoring

VitalStream's premises router; (b) that does not provide the necessary access to personnel and facilities at the VitalStream's premises to enable eWAN to perform comprehensive troubleshooting; or (c) whose account is not in good financial standing with eWAN. eWAN is not liable for failure to fulfill its obligations hereunder if such failure is due to VitalStream use of bandwidth in excess of the amount specified in VitalStream's Internet access service agreement with eWAN, VitalStream's tampering with any equipment, or acts beyond eWAN's reasonable control, such as Force Majeure.

        This Service Level Agreement is not binding upon eWAN as part of VitalStream's contract unless it has been approved, in writing by the eWAN CEO, CTO or Sr. Sales Engineer, or National Account Manager as indicated below:

Approved:
By:	Name:

Title:	Date:

/s/ (name illegible) VP Sales	/s/ David R. Williams 5/23/02
/s/ (name illegible) VP, Operations

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  Exhibit 10.7